EXHIBIT 10.1

AMENDMENT TO THE LIFEPOINT HOSPITALS
DEFERRED COMPENSATION PLAN

THIS AMENDMENT to the LifePoint Hospitals Deferred Compensation Plan (the “Plan”) is made on this 22nd day of December, 2010, by LifePoint Hospitals, Inc. (the “Company”).

WHEREAS, the Company heretofore adopted the Plan for the benefit of its eligible employees;

WHEREAS, the Company has reserved the right to amend the Plan; and

WHEREAS, the Company desires to amend the Plan to (i) describe its restoration matching contribution program and (ii) affirm the eligibility requirements for the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows, effective January 1, 2011:

I.            New Subsection 3.3(c) is added as follows:

(c)           Pursuant to the Company’s ability to make matching contributions to the Plan, the Company may in its sole and absolute discretion make a special Contribution to restore amounts that otherwise would have been made to the LifePoint Hospitals, Inc. Retirement Plan (the “Retirement Plan”) as matching contributions (the “Restoration Match”) to be credited to the Accounts of Eligible Individuals or Participants described in this Section 3.3(c). Participants eligible to receive such Restoration Match shall be those Participants (i) who are in salary grades E47-E55 or who are hospital chief executive officers, (ii) whose matching contributions to the Retirement Plan are restricted under the application of section 401(a)(17) of the Code, (iii) who contributed the maximum amount to the Retirement Plan allowable under Section 5.1(a)(2) of the Retirement Plan and (iv) who were employed on the day of the Restoration Match contribution; provided, however, that the Company reserves the right to change this criteria in its sole and absolute discretion. The Restoration Match shall generally be in an amount equal to the uniform percentage formula for matching contributions that is determined by the Company to be made to the Retirement Plan for such plan year, multiplied by a Participant’s “Considered Compensation” (as defined in the Retirement Plan, but without application of section 401(a)(17) of the Code) contributed by the Participant to the Retirement Plan and this Plan, reduced by any matching contributions allocated to the Participant’s Retirement Plan account for such plan year.  No Participant shall have the right to a Restoration Match, and the Company in its sole and absolute discretion may at any time modify the terms of the Restoration Match or eliminate the Restoration Match entirely. Notwithstanding anything herein to the contrary, the Restoration Match shall be administered and applied in a manner consistent with the requirements of section 409A of the Code and section 1.409A-2(a)(9) of the Treasury Regulations.

II.
Pursuant to appropriate action of the Committee, effective January 1, 2011, newly eligible employees shall begin participation in the Plan on the first day of the month following completion of 60 days of continuous service to the Company and its affiliates.

IN WITNESS WHEREOF, the undersigned has executed this instrument on behalf of the Company to amend the Plan on the date first written above, to be effective as provided herein.

By:	/s/ John P. Bumpus

Title:	Executive Vice President and Chief Administration Office